Exhibit 99.1

Innovate Biopharmaceuticals First Quarter 2019 Financial Results and Operational Progress Updates - Webcast Details

RALEIGH, N.C., April 26, 2019 - Innovate Biopharmaceuticals, Inc. (“Innovate”) (Nasdaq: INNT), a clinical stage biotechnology company focused on developing novel autoimmune and inflammation therapeutics, announced that company executives intend to host a webcast on Monday, April 29, 2019, at 8:00 AM ET, to provide clinical and operational progress updates, including details regarding the company’s Phase 3 celiac disease clinical trial.

Event: Webcast to Provide First Quarter 2019 Financial Results & Operational Progress Updates

Date: Monday, April 29, 2019

Time: 8:00am ET

Link: http://ir.innovatebiopharma.com/events-and-presentations-upcoming-events

Dial In: 877-705-2969

Please visit the Investor section of Innovate’s website for further details on how to participate.  A live and archived audio webcast of the conference call will be available on the Events and Presentations page of the Innovate corporate website.

About Innovate Biopharmaceuticals, Inc. (Nasdaq: INNT):

Innovate is a clinical stage biotechnology company focused on developing novel therapeutics for autoimmune and inflammatory diseases. Innovate’s lead drug candidate, larazotide acetate, has a mechanism of action that renormalizes the dysfunctional intestinal barrier by decreasing intestinal permeability and reducing antigen trafficking, such as gliadin fragments in celiac disease, and bacterial toxins and immunogenic antigens in nonalcoholic steatohepatitis (NASH). In several diseases, including celiac disease, NASH, Crohn’s disease, ulcerative colitis, irritable bowel syndrome (IBS), type 1 diabetes mellitus (T1DM), chronic kidney disease (CKD), the intestinal barrier is dysfunctional with increased permeability.

Forward Looking Statements

This press release includes forward-looking statements including, but not limited to, statements related to the development of drug candidates, our operations and business strategy, our expected financial results, and corporate updates. The forward-looking statements contained in this press release are based on management’s current expectations and are subject to substantial risks, uncertainty and changes in circumstances. Actual results may differ materially from those expressed by these expectations due to risks and uncertainties, including, among others, those related to our ability to obtain additional capital on favorable terms to us, or at all, including, without limitation, to fund our current and future preclinical studies and clinical trials and the success, timing and cost of our drug development program and our ongoing or future preclinical studies and clinical trials, including, without limitation, the possibility of unfavorable new clinical and preclinical data and additional analyses of existing data, as well as the risks that prior clinical and preclinical results may not be replicated. These risks and uncertainties include, but may not be limited to, those described in our Annual Report on Form 10-K filed with the SEC on March 18, 2019, and in any subsequent filings with the SEC. Forward-looking statements speak only as of the date of this press release, and we undertake no obligation to review or update any forward-looking statement except as may be required by applicable law.

Innovate Biopharmaceuticals, Inc.
Jennifer K. Zimmons, Ph.D.
Investor Relations
Tel: +1-917-214-3514
Email: jzimmons@innovatebiopharma.com
www.innovatebiopharma.com